Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) dated as of this 29 day of April, 2013, by and among MVP REIT, INC, a Maryland corporation or its assignee (the “Buyer”) GENET CHAVEZ GOMEZ EP PROP TRUST (06/16/06) (the “Trust”), GENET CHAVEZ GOMEZ, an individual (“Gomez”), PAT CHAVEZ-PRESTON, an individual (“Preston") and SUNRISE AIRPORT PARKING, INC., d/b/a Sunrise Airport Parking, a California corporation (the “Company”, together with the Trust, Gomez and Preston hereinafter referred to as “Seller”).  Buyer and Seller are collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, Genet Chavez Gomez and Pat Chavez-Preston, each separately owning fifty percent of the ownership interest in the Company, but together own one hundred percent (100%) of the outstanding ownership interests (the “Ownership Interests”) in the Company; and

WHEREAS,  the Trust is the owner of that certain real property located at 1236 E. Airport Drive, Ontario, California, being Assessor Parcel Number 0113-221-31-0-000, such real property (the “Real Property”) being more fully described on Exhibit A hereto.

WHEREAS, Company is the owner and operator of a pay-to-park business on the Real Property (hereinafter, the “Business”).

WHEREAS, Company owns or leases the assets necessary for the current operation of the Business (the “Acquired Assets”); and

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the outstanding Ownership Interests of the Company, including the Real Property and Acquired Assets, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the Parties have agreed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1                      Purchase and Sale.  On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from the Seller and the Seller shall sell, transfer and assign, convey and deliver to the Buyer the Ownership Interests and Real Property, free and clear of all Liens, as defined herein.

Section 1.2                      Purchase Price.

(a)           On the terms and subject to the conditions of this Agreement, the purchase price for the Ownership Interests, including the Real Property and Acquired Assets, is Four Million Nine Hundred Thousand Dollars ($4,900,000.00) (the “Purchase Price”).  The Parties agree that the value of the Real Property is Four Million Seven Hundred Thousand Dollars ($4,700,000),

(b)           Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid by Buyer to Seller, as follows:

(i)           Within ten (10) calendar days following execution of this Agreement, Buyer shall deposit with Escrow Holder, the amount of Fifty Thousand Dollars ($50,000), all of which shall be non-refundable to Buyer and shall be applicable to the Purchase Price (the “Deposit”).

(ii)           Cash down payment, which shall include the Deposit as defined above, in the amount of Two Million Seven Hundred Thousand Dollars ($2,700,000).

(iii)           Promissory Note in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000) to bear interest at the rate of four and one-quarter percent (4.25%) per annum (the “Note”).  Payments on the Note shall be interest only in the amount of Seven Thousand Seven Hundred Ninety One and 67/100th Dollars ($7,791.67) for a period of twelve (12) months, with the outstanding principal being due and payable in full concurrent with the final interest payment. The Note shall include provisions regarding the following:

(1)      Principal may be prepaid in whole or in part at any time without penalty, at the option of the Buyer.

(2)      A late charge of 4% is payable with respect to any payment of principal, interest or other charges not made within fifteen (15) days after it is due.

(3)      In the event Buyer sells or transfers the Real Property in whole, the Seller may require the entire unpaid balance of the Note immediately due and payable in full.

WARNING:  CALIFORNIA LAW DOES NOT ALLOW DEFICIENCY JUDGMENTS ON SELLER FINANCING.  IF BUYER ULTIMATELY DEFAULTS ON THE LOAN, SELLER’S SOLE REMEDY IS TO FORECLOSE ON THE REAL PROPERTY.

(c)           Escrow Holder.  Upon execution of this Agreement an escrow account shall be opened by Buyer with Michele Seibold, First American Title Insurance Company, 2490 Paseo Verde Parkway, Suite 100, Henderson, Nevada 89074 (702) 855-0866, mseibold@firstam.com  (“Escrow Holder”), for the consummation of this transaction. This Agreement shall serve as such parties’ irrevocable and binding instructions upon which Escrow Holder shall be authorized to act.  The parties shall execute such additional escrow instructions not inconsistent with the terms of this Agreement as may be reasonably required by Escrow Holder, provided that as between the parties hereto, if any conflict arises or exists between the provisions of this Agreement and the provisions of the Escrow Holder’s general instructions, the provisions of this Agreement shall govern and control. Escrow Holder is charged with collecting, holding and disbursing/recording the various documents required to be delivered hereunder, all in accordance with the terms hereof.

(i)           Close of Escrow or Closing.  For the purposes of this Agreement, the Close of Escrow, (or “Closing” or “Closing Date”, as such date may also be referred to), shall be defined as the date the Ownership Interests and Business, are conveyed to Buyer, or its assignee, including without limitation, the recordation of a Grant Deed conveying the Real Property to Buyer, or its assignee, in the Official Records of the county in which the Real Property is located, and the delivery of the Purchase Price to Seller. Closing shall be on or before five (5) days after satisfaction of Buyer's Feasibility Period.

Section 1.3                      Transaction Taxes; Prorations.  The Seller shall pay all transfer or conveyance taxes that arise as a result of the transaction provided for in this Agreement. All prorations, including, without limitation, rent, income, and operating costs shall be prorated 11:59 p.m. PST on the day before the Closing Date, it being intended by the parties that all revenue and income for the Closing Date shall belong to Buyer, and all operating costs and other expenses for the Closing Date shall be the responsibility of Buyer.  If any Ad Valorem taxes or special or general assessments (collectively, “Taxes”) relating are unpaid with respect to the tax year in which Closing occurs, such Taxes shall be paid by Seller.  Taxes which are due and payable in the tax year following Closing shall be prorated between Seller and Buyer as of 11:59 p.m. PST on the day before the Closing Date on the basis of the days remaining in the tax year of Closing.  Taxes prorated at Closing shall be prorated on the basis of the most recent tax statement. At least three (3) business days prior to the Closing Date, Escrow Holder shall deliver to Seller and Buyer a tentative proration schedule setting forth a preliminary determination of prorations. Notwithstanding the foregoing, the parties acknowledge and agree that if there is an increase in the Taxes during the year of sale or previous years, the parties shall readjust the Closing Date proration of Taxes and Seller shall reimburse Buyer any additional amounts due to cover the increase in Taxes.  All bills or other costs incurred for time periods prior to Closing Date shall be paid by Seller, except if such costs were incurred by Buyer.  All prorations shall be made on the basis of actual calendar days.  If the parties make any errors in the closing prorations above, or if they subsequently determine that any dollar amount prorated is incorrect, each agrees, upon notice from the other within one (1) year after the Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing.  Such final adjustment shall be made directly by the parties without reservation of any funds in escrow.  This Section shall survive Closing.

Section 1.4                      Liabilities.

(a)           Seller will fully pay and discharge and be solely responsible for all Retained Liabilities, as defined herein, and any prepayment penalties or other fees and expenses associated with such payment.  To the extent such Retained Liabilities are known to Seller or Company, such Retained Liabilities shall be paid and discharged at or before the Closing Date.  For purposes hereof, “Retained Liabilities” shall mean any (a) obligations relating to indebtedness for borrowed money by the Company, including any bank overdraft, (b) obligations evidenced by a bond, note, debenture or similar instrument of the Company, (c) obligations in respect of reimbursement obligations related to banker’s acceptances or letters of credit by the Company, (d) obligations for the deferred purchase price of property or services (other than current accounts and notes payable to suppliers and similar accrued liabilities incurred in the ordinary course of business that are set forth on the face of the Interim Financial Statements), (e) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (d) above of any other Person, (f) liabilities under any Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with generally accepted accounting principles (“GAAP”) for financial reporting purposes and (g) all liabilities, obligations, debts, duties or commitments  arising from the conduct and operation of the Business, including but not limited to, any accounts payable aged over 30 days or not arising in the ordinary course of business.

(b)           Buyer shall assume and accept only those liabilities, obligations, debts and/or commitments relating to or arising from the conduct or operations of Business from and after the Closing Date (the “Accepted Liabilities”).

ARTICLE II

Closing

Section 2.1                      Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Buyer at noon Pacific Standard Time on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date as the parties may mutually determine (the “Closing Date”).

ARTICLE III

Representations and Warranties of the Seller

Subject to and qualified by the items disclosed in the disclosure schedule (the “Disclosure Schedule”) delivered by the Seller contemporaneously with the execution of this Agreement, the Seller hereby represents and warrants to the Buyer as of the date hereof, and on the Closing Date, and further acknowledges and confirms that the Buyer is relying upon such representations and warranties in connection with the purchase of the Real Property and Acquired Assets.

Section 3.1                      Organization.

(a)           The Company is a corporation duly formed, validly existing and in good standing in the State of California.  The Company is qualified to do business in each jurisdiction in which the failure to qualify would reasonably be expected to have a material adverse effect on the results of operations, assets, or financial condition of the Business (a “Material Adverse Effect”).  The Company has all requisite power, authority and capacity (corporate and otherwise) to carry on the Business in the places and in the manner as it is now being conducted, and to own and lease the properties and assets that it now owns or leases.

Section 3.2                      Absence of Violations or Conflicts.  The execution and delivery by the Seller of this Agreement and the other Seller Agreements (as defined below), the consummation by the Seller of the transactions contemplated herein and therein, and the performance by or compliance with the obligations hereunder or thereunder will not constitute a violation of, be in conflict with, constitute a default under or result in the creation or imposition of any lien in, upon or with respect to any of its assets under (a) any term or provision of the formation documents or organizational documents (including all amendments) of the Seller or the Company, (b) any judgment, decree or order of any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, international, provincial, federal, state, county or local (“Governmental Entity”), (c) any agreement, commitment or understanding to which either Seller or the Company is a party or to which its respective assets or liabilities are subject or bound, or (d) any statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of laws or bylaws, in each case, of a Governmental Entity (“Laws”).

Section 3.3                      Assets.  Other than Permitted Liens, the Company has good and marketable title to, the Acquired Assets, including without limitation, the Real Property, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, easements, rights of way, covenants, conditions or restrictions (collectively “Liens”).  Subject to any specific representations or agreements contained in this Article III or elsewhere in this Agreement, the Acquired Assets being sold, to the Actual Knowledge of Seller, include all the assets, properties, interests and rights currently used in the Business (as of the date hereof and will be as of the Closing Date) and necessary to permit the Buyer to carry on the Business after the Closing as the same is now being conducted.  For purposes of this paragraph “material” shall be defined as any Acquired Asset having a replacement cost of $1,000 or more.  “Permitted Liens” means Liens (i) for current taxes or other governmental charges not yet due or payable, (ii) mechanics liens and similar liens for labor, materials, or supplies provided with respect to Real Property incurred in the ordinary course of business for work not yet completed and for amounts that are not yet due and payable as of the Closing Date, (iii) zoning, building codes, and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over Real Property that (A) are not violated by the current use or occupancy of such Real Property, (B) are reflected on the title reports and (C) do not, individually or in the aggregate, materially impair the current use, occupancy, or value of, or the marketability or title in, such Real Property, (iv) Accepted Liabilities and (v) Permitted Encumbrances. “Permitted Encumbrances” means exceptions, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters shown in the current title reports and surveys delivered to Buyer and referenced in Sections 7.2(g) and (h) hereto.

Section 3.4                      Authority and Status.  The Company has complied in all respects with all applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning, or other law, ordinance or regulation affecting the Acquired Assets, including without limitation, the Real Property, as applicable, or the operation of the Business except where such non-compliance would not have a Material Adverse Effect.  The Seller has the full power and authority to enter into, and perform its obligations under, this Agreement and the other agreements, documents and instruments entered into by such person in connection with this Agreement (this Agreement together with such other agreements, documents and instruments collectively, the “Seller Agreements”) without the consent of any person, entity or court, agency or authority.  The Seller Agreements constitute, or will, when executed and delivered,  the valid and legally binding obligations of the Seller, enforceable against each party in accordance with their respective terms.

Section 3.5                      Consents.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated by this Agreement.

Section 3.6                      Real Property.  The Company (a) has good and marketable title to the Real Property, free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 3.6 of the Disclosure Schedule, with respect to the Real Property:

(a)           no portion of the Real Property is subject to any pending condemnation proceeding or proceeding by any Governmental Entity materially adverse to the Real Property and to the Actual Knowledge of Seller, there is no threatened condemnation or proceeding with respect thereto; and,

(b)           there are no contracts or agreements to which the Company is a party or by which the Real Property is bound, granting to any Person the right of use or occupancy of any portion of the Real Property.

Section 3.7                      Material Contracts.  The Company is not in default or breach of, and there exists no state of facts which after notice or lapse of time, or both, would constitute a default or breach of, any of the Material Contracts.  To the Actual Knowledge of Seller, all of the Material Contracts are in good standing.  A complete list of the Material Contracts is contained in Schedule 3.7.  The Seller has provided the Buyer with true and executed copies of all Material Contracts.  For purposes of this paragraph, “Material Contracts” is defined as a contract or other agreement which (i) cannot be canceled on thirty (30) days’ notice with no penalty, or (ii) which has (A) an annual obligation to the Company of $10,000 or more, or (B) has an obligation from the Company of more than $25,000 over the remaining term of the contract.

The consummation of the transactions contemplated by this Agreement by Seller will not result in or constitute any of the following:

(a)           a breach of any Law;

(b)           a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the limited liability company agreement, operating agreement, partnership agreement, articles of incorporation, bylaws, declaration of express trust or other organizational document of the Seller or the Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which the Seller, or the Company is a party, or by which any of them, or the property of any of them, is bound (other than any Material Contract referenced in Schedule 3.7 to which Seller has provided Buyer with a true, correct and complete copy);

(c)           an event that would permit any party to terminate any agreement, or to accelerate the maturity of any indebtedness or other obligation of the Company; or

(d)           the creation or imposition of any Lien of any nature in favor of a third party upon or against the Company or its assets, including without limitation, the Real Property.

Section 3.8                      Zoning.  To the Actual Knowledge of the Seller, the zoning of the Real Property permits the presently existing improvements and the continuation of the Business as a conforming use or permitted non-conforming use.  To the Actual Knowledge of Seller, the existing use of the Real Property is not dependent upon the use or availability of any other real property and, to the Actual Knowledge of Seller, no restrictions exist on the right to remodel, rebuild or replace any improvements located on the Real Property, or to continue the operation of the Business.  To the Actual Knowledge of the Seller, there are no pending changes in statutes, regulations or bylaws (including zoning) that will render any part of the Business or the contemplated use on the Real Property illegal.  There are no outstanding work orders or notices pending from any Governmental Entity.  To the Actual Knowledge of the Seller, there is no plan, study or effort by any Governmental Entity, which in any way would materially affect all or any portion of any assets of the Company, including without limitation, the Real Property.

Section 3.9                      Ordinary Course of Business.  Since January 1, 2013, the Business has been carried on in the ordinary course and since January 1, 2013, the Company has not entered into any material agreements or commitments other than in the ordinary course of the Business.  Without limiting the generality of the foregoing, since January 1, 2013, the Company has not:

(a)           made or authorized any payment to any officers, directors, members, shareholders, employees or other persons in connection with the Business except at the regular rates of salary, bonus or other remuneration payable to them as of such date;

(b)           made any loan or advance to any person;

(c)           subjected any of its assets to any Lien;

(d)           sold, leased or otherwise transferred or disposed of any assets except in the ordinary course of business;

(e)           modified, amended or terminated any agreement except in the ordinary course of business consistent with past practice, or waived or released any rights under any Material Contract;

(f)           incurred any debt, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise except in the ordinary course of business and disclosed on the face of the Interim Financial Statements;

(g)           issued or sold any equity or debt security;

(h)           made any changes or amendments to the articles of incorporation, bylaws, trust documents or other organizational document; or

(i)           authorized or agreed to do any of the matters described in the preceding clauses (a) through (h).

The Company has not experienced, nor to the Actual Knowledge of the Seller has any occurrence or event which has had, or might reasonably be expected to have, a Material Adverse Effect occurred.

Section 3.10                      Insurance.  The Company maintains insurance as set forth on Schedule 3.10 of the Disclosure Schedule.  The Seller has provided the Buyer with true, correct and complete copies of all such policies.

Section 3.11                      Environmental Issues.

(a)           To the Actual Knowledge of the Seller, the Business possess all material environmental Permits and approvals necessary for such Business to conduct its business as the same is now being conducted.

(b)           To the Actual Knowledge of the Seller, the Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property, or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about the Real Property, in violation of any applicable environmental Laws in any material respect. To the Actual Knowledge of Seller, there are no Hazardous Materials present on or under any Real Property in quantities or concentrations that exceed applicable standards established under applicable Laws.

(c)           There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or, to the Actual Knowledge of Seller that are reasonably likely to result in, any material liability or obligation of the Business arising under Law, including any local, state or federal environmental, health or safety statute, regulation or ordinance, or any other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, pending or, to the Actual Knowledge of Seller, threatened against the Business.

(d)           Neither the Company nor Seller is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

As used herein, “Hazardous Materials” shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any environmental Laws.

Section 3.12                      Intellectual Property.  The material patents, trademarks, service marks, trade names, copyrights, whether registered or unregistered, owned by the Company and all such material rights and other proprietary rights that are licensed to the Company, or used in the operation of the Business (together, the “Intellectual Property”) together with any software licenses, constitute all of the intellectual property and other proprietary rights necessary to conduct the Business as now conducted.  The Seller owns and possess all right, title and interest in the Intellectual Property free and clear of any Liens other than Permitted Liens.  To the Actual Knowledge of Seller, no Person has infringed or is infringing on any of the Intellectual Property and the Seller has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Intellectual Property, other than indemnification provisions that are contained in license agreements for “off the shelf” software.  The Seller has not violated or infringed any intellectual property right of any other Person in connection with the Business, and Seller has not received any written communication alleging that it violates or infringes the intellectual property of any other Person in connection with the Business.  The Seller has not been sued for infringing any intellectual property of another Person in connection with the Business.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Actual Knowledge of Seller, threatened, that challenges the rights of Seller, Company in respect of the Intellectual Property, or that claims that any default exists under any Intellectual Property.  None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity.

Section 3.13                      Claims and Litigation.  There is no claim, suit, action, arbitration, governmental inquiry, injunction, consent decree or legal, administrative or other proceeding existing, pending, or, to the Actual Knowledge of the Seller, threatened against or relating to the Company, or any of the Acquired Assets, including without limitation, the Real Property, nor does any Seller know of, or have reasonable grounds for, believing that there is any basis for any such action, arbitration, proceeding or inquiry.

Section 3.14                      Financial Statements.

(a)           Schedule 3.14(a) of the Disclosure Schedule contains true, correct and complete copies of the unaudited balance sheets of the Business as of December 31, 2012, and the related statement of income for the Business as of the Close of Escrow, such statement of income having been updated and provided to Buyer on a monthly basis during the Feasibility Period and pending the Close of Escrow (the “Interim Financial Statements”).  The Interim Financial Statements are complete, have been prepared in accordance with historical accounting policies and procedures (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal year-end audit adjustments, which individually and in the aggregate, will not materially affect the total net worth shown on, or the results indicated by, the Interim Financial Statements), consistently applied, fairly present the financial condition for the Business as of the respective dates thereof and disclose all liabilities of the Business, whether absolute, contingent, accrued or otherwise, existing as of the date thereof which are of a nature required to be reflected in financial statements.

(b)           The Business has no liability or obligation (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with the historical accounting policies and procedures of the Company, consistently applied, except for (a) the liabilities and obligations which are disclosed or reserved against in the Interim Financial Statements to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business since January 1, 2013.

Section 3.15                      Taxes and Unemployment Compensation.  Except as set forth in the Interim Financial Statements, there are no special charges or levies, taxes, unemployment compensation contributions, penalties or interest that form or might form a charge or encumbrance on the Acquired Assets, or that may become payable by the Buyer as a result of, or in connection with, any event that has occurred prior to the date of this Agreement.

Section 3.16                      All Accounts Paid.  All account billings which have been received by the Company for work, labor or materials in connection with the Acquired Assets or the Business have been paid in the ordinary course of the routine affairs of the Business and as of the Closing Date.

Section 3.17                      Contractual Arrangements.  The Seller has no contracts, agreements, undertakings or arrangements, whether oral, written or implied, with lessees, licensees, managers, accountants, suppliers, agents, officers, distributors, directors, or lawyers, which cannot be terminated on one-month notice.

Section 3.18                      Employees.

(a)           Schedule 3.21(a) of the Disclosure Schedule lists all current employees of the Business (“Employees”) as of the date hereof, their permanent classifications (if applicable), their terms and conditions, their hourly rates of compensation, base salaries, their total 2012 annual compensation and projected 2013 compensation, and the commencement date of their employment or engagement.  To the Actual Knowledge of the Seller, no officer of the Business or group of Employees has notified Seller of an intention to terminate employment or engagement with the Company.

(b)           Seller is not delinquent in payments to any of its Employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or independent contractors, (i) there is no unfair labor practice complaint or, to the Actual Knowledge of the Seller, investigation against Company currently pending before the National Labor Relations Board or any other Governmental Entity, or, to the Actual Knowledge of the Seller, which has been threatened against Company with respect to the Business, and (ii) there is no labor strike, unrest, material dispute, slowdown or stoppage actually pending or, to the Actual Knowledge of the Seller, which has been threatened against or involving the Business.

(c)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any bonus payment or severance payment becoming due to any Employee from the Company under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable to any Employee under any Benefit Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(d)           No Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, including on a change of control, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(e)           The Business, as operated by the Seller, has not engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law (including, but not limited to, any State WARN Acts).

Section 3.19                      Tax Matters.

(a)           Seller and Company have, as of the date hereof, and will prior to Closing have, correctly and properly prepared, and duly and timely filed, all Tax Returns required to be filed by it prior to such dates and have duly and timely paid, or will prior to Closing duly and timely pay, all Taxes due (whether or not shown on any Tax Return), including all withholding or other payroll related taxes.  The Business shall not become subject to any additional Taxes with respect to taxable periods (or partial periods) which end on or before the Closing Date.  No assessments or notices of deficiency have been received by the Business with respect to any Tax Returns which the Seller has filed in connection with the Business which have not been paid in full, completely discharged or fully reserved in the Interim Financial Statements.  There are no agreements between the Business and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations for assessment or collection of any Tax which the Business has filed which remain in effect as of the date hereof.

(b)           Seller has timely withheld proper and correct amounts in compliance with all applicable Laws requiring the withholding of Taxes in connection with the Business and has duly and timely paid and remitted to the appropriate taxing authorities the amounts so withheld.

(c)           No issue has been raised by the Internal Revenue Service or any state or local taxing authority in connection with any Tax Return which any Seller has filed that will have, or can be expected to have, an adverse effect on the Tax liability of the Business for any taxable year or, as of the date hereof, remains open for assessment.

(d)           The Interim Financial Statements include, and the accounts of the Business will include, for all periods up to and including the Closing Date (including the final partial period which ends on such date), adequate provision for all unpaid Taxes of the Business for taxable periods (or portions thereof) ending on or before the Closing.  Seller shall be solely responsible for Taxes for all periods prior to the Closing Date.

(e)           The Business is not, nor at any point during the five (5) year period ending on the date of the Closing been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(f)           The Business is not a party to any tax sharing agreement.

As used herein, “Taxes” shall mean any and all taxes (including, without limitation, income, withholding, transfer, ad valorem and franchise taxes and any alternative minimum taxes to the extent applicable), charges, fees, levies or other assessments, imposed by the Internal Revenue Service or any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.  As used herein, “Tax Returns” shall mean any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

Section 3.20                      Compliance with Laws. The Seller is in compliance with all laws.  No fact, circumstance, condition or situation exists which, after notice or lapse of time or both, would constitute material noncompliance by or give rise to any future liability of Seller with respect to any Laws heretofore or currently in effect.  To the Actual Knowledge of Seller, Seller is not required to make any unusual expenditure to achieve or maintain compliance with any Laws.   Seller has not received notice of any violation of any Law, or any potential liability under any law, nor isSeller aware of any such violation or potential liability.  Seller is not are aware of any present requirement of any applicable Law which is due to be imposed on the Business, any of the Acquired Assets, including without limitation, the Real Property, as applicable, that is reasonably likely to increase the cost of materially complying with such Laws.

Section 3.21                      Accounts Receivable.  To the Actual Knowledge of the Seller, the Receivables shown in the books of the Business represent bona fide sales actually made in the ordinary course of business and, subject to the allowance for doubtful accounts set forth in the Interim Financial Statements, are, in aggregate, collectible in the ordinary course of business without setoff or counterclaim.

Section 3.22                      OSHA, ADA and FTC.  The Business is, in compliance with all requirements of the Occupational Safety and Health Act and the Americans with Disabilities Act pertaining to the operations used in the Business.

Section 3.23                      Full Disclosure.  None of the representations and warranties made by the Seller, or made in any document, schedule, certificate, memorandum or in any information of any kind furnished, or to be furnished by the Seller, or on the behalf of any of them, contains or will contain any false statement of a material fact, or omits or will omit any material fact the omission of which would be misleading.

ARTICLE IV

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1                      Existence. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada.

Section 4.2                      Authority and Status.  The Buyer has the right, power, legal capacity, and authority to enter into, and perform the Buyer’s obligations under this Agreement and the other agreements, documents and instruments entered into by the Buyer in connection with this Agreement (this Agreement together with such other agreements, documents and instruments (the “Buyer Agreements”) without the consent of any person, entity or court, agency or authority.  The Buyer Agreements constitute, or will, when executed and delivered, constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3                      Absence of Violations or Conflicts.  The execution and delivery by the Buyer of this Agreement and the other Buyer Agreements, the consummation by the Buyer of the transactions contemplated herein and therein, and the performance by or compliance with its obligations hereunder or thereunder will not constitute a violation of, be in conflict with, constitute a default under or result in the creation or imposition of any lien in, upon or with respect to any of its assets under (a) any term or provision of the Buyer’s formation certificate (and all amendments thereto) or operating agreement (and all amendments thereto) of the Buyer, (b) any judgment, decree or order of any court or governmental agency, (c) any agreement, commitment or understanding to which the Buyer is a party or to which the Buyer or its assets or liabilities are subject or bound, or (d) any statute, law, rule, regulation, release or other official pronouncement.

ARTICLE V

Covenants

Section 5.1                      Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use reasonable efforts, to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement, including cooperating with the other parties to this Agreement.

Section 5.2                      Pre-Closing Access to Restricted Information.  Until the Closing Date, the Seller shall permit representatives of the Buyer (including employees, agents and financial and legal representatives of Buyer) for the purpose of inspecting and evaluating, to have reasonable access, at reasonable times, to all material premises, properties (including the Real Property), books, financial, Tax and accounting records, contracts and documents of or pertaining to the Businesses and all personnel employed by the Business.  In addition, Buyer shall have the right to have the Real Property inspected, which such inspection shall include a Phase I environmental assessment of the Real Property for determining the physical condition of the Real Property. Buyer agrees to indemnify Seller in the event of any Losses incurred by the Company prior to the Closing Date occasioned by the negligence or intentional misconduct or omissions of any representative of the Buyer during the course of its due diligence. Buyer agrees to use its commercially reasonable efforts to have any third party contract entered into by Buyer following the date hereof for the providing of due diligence services for Buyer in relation to the transactions contemplated by this Agreement to contain a clause indemnifying Seller and the Company against the gross negligence of the third party contractor.

Section 5.3                      Breach of Representations and Warranties; Updated Schedules.

(a)           Promptly upon becoming aware of any breach of (i) any fact or condition which constitutes a material breach of any of the representations or warranties of the Seller contained in or referred to in this Agreement or (ii) the occurrence of any event that would constitute, or could reasonably be expected to cause or result in, a material breach of any of the representations and warranties of the Seller contained in or referred to in this Agreement, the Seller shall give detailed written notice thereof to the Buyer and shall use commercially reasonable efforts to remedy the same.

(b)           At any time, and from time to time, prior to the Closing, the Seller shall supplement or amend any Disclosure Schedule with respect to any material fact, matter or circumstance that the Seller learns of and that is required to make each representation and warranty set forth in Article III accurate as of the date such supplement or amendment is made (the “Updated Schedules”).  Such Updated Schedules will be accompanied by a written statement that unless such schedules are accepted, Seller will not be able to deliver the certificate referenced in Section 7.2(a).  Buyer may elect to accept the Updated Schedules and proceed to a Closing and in such circumstance such Updated Schedules shall amend the Disclosure Schedule as if disclosed on the date of this Agreement for the purposes of any indemnification rights existing under Article VIII hereto.  In the event Buyer does not elect to accept the Updated Schedules, such Updated Schedules shall not be effective to amend the Disclosure Schedule or the representations and warranties thereto and Seller shall have the right to terminate this Agreement.

Section 5.4                      Conduct of Business Prior to the Closing Date.

(a)           Except as expressly permitted by this Agreement or with the prior written consent of Buyer, which consent will not be unreasonably withheld during the period from the date of this Agreement to the Closing Date, Seller shall cause the Company to (i) conduct the Business in the ordinary course of business and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, its management, the Acquired Assets and advantageous business relationships with its customers, suppliers and others having business dealings with it and retain the services of its officers and key employees, (iii) cooperate with Buyer and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyer to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby and (iv) not take any action which might cause any representation or warranty under Article III to become untrue.

(b)           Without limiting the generality of Section 5.4(a) above, during the period from the date of this Agreement to the Closing Date, except as set forth in Schedule 5.4(b) of the Disclosure Schedule or as otherwise permitted by this Agreement, the Company shall not and the Seller shall not permit the Business to, without the prior written consent of Buyer, which consent shall not be unreasonable withheld.

(i)           incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(ii)           (a) except in the ordinary course of business consistent with past practice, increase in any material manner the compensation or benefits including severance benefits of any Employees, (b) pay any pension, severance or retirement benefits to Employees, or, (c) become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any Benefit Plan;

(iii)           sell, transfer, pledge, lease, grant, license, mortgage, pay, encumber or otherwise dispose of any of its properties or assets to any Person, or create any Lien of any kind with respect to any such property or asset, including the Real Property, other than a Permitted Lien, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business or pursuant to contracts in force at the date of this Agreement;

(iv)           enter into any new line of business or change in any material respect its operating policies, except as required by applicable Law;

(v)           transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any Intellectual Property;

(vi)           acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(vii)           amend the organizational documents of the Business, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(viii)           (a) amend or otherwise modify, or violate the terms of, or terminate, any Material Contract, (b) create, renew or amend any agreement or contract, other than in the ordinary course of business and cancellable without penalty on not more than thirty (30) days notice or, except as may be required by applicable Law, other binding obligation of the Business containing (1) any material restriction on the ability of it to conduct the Business as it is presently being conducted or (2) any material restriction on the ability of the Business to engage in any type of activity or business or (c) enter into any new, or amend any existing, contract, agreement or arrangement with any affiliate;

(ix)           commence or settle any claim, action or proceeding in excess of $5,000 individually or $10,000 in the aggregate; provided all settlements must be completed prior to Closing;

(x)           take any action or willfully fail to take any action that is intended, or may reasonably be expected, to result in any of the conditions to this Agreement set forth in Article VII not being satisfied;

(xi)           make any capital expenditure in excess of $2,500 in the aggregate or enter into any contract or commitment therefor;

(xii)           enter into any contract for the purchase, sale or lease of real property in the ordinary course of business;

(xiii)           fail to keep in force insurance policies providing insurance coverage with respect to the assets, operations and activities of the Business as currently in effect; or

(xiv)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or members in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.4(b).

Section 5.5                      Regulatory Approvals; Third Party Consents.

(a)           Each party shall use its commercially reasonable efforts to obtain each consent of, and filing with, a Governmental Entity, which if not obtained or made is reasonably likely to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)           Prior to Closing, and to the extent necessary, the Buyer shall use commercially reasonable efforts to obtain all material consents and waivers.  The Seller shall use commercially reasonable efforts to provide cooperation and assistance in this regard.  From and after the Closing, the Buyer shall be responsible for obtaining any consents and waivers referred to above and the Seller shall use commercially reasonable efforts to provide cooperation and assistance in this regard.

Section 5.6                      Insurance.  The Company will up to and including the Closing Date maintain in full force and effect the existing policies of insurance with respect to the Acquired Assets and the Business.

Section 5.7                      Non-Compete; Non-Solicitation

.  In consideration of the payment by the Buyer of the Purchase Price, Seller agrees as follows:

(a)           Until the date that is three (3) years from the Closing Date (the “Non-Compete Period”), Seller nor any of their respective affiliates shall engage in any business within the Restricted Territory that is directly competitive with the Business, as the Business exists as of the Closing Date.  As used in this Agreement, the term “Restricted Territory” means an area within a three (3) mile radius of the Ontario Airport, located in the City of Ontario, State of California.  The Non-Compete Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.10.

(b)           During the Non-Compete Period, Seller agrees not to knowingly, directly or indirectly through another Person induce or attempt to induce any Employee who is hired by the Buyer on the Closing Date to leave the employ of Buyer or violate their terms of employment.

(c)           If, at the time of enforcement of this Section 5.7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Buyer to the greatest extent possible under applicable Law from improper competition.  The Parties hereto acknowledge that money damages might be an inadequate remedy for any breach of this Section 5.7 and that the Buyer may be irreparably damaged if any Party were to breach the covenants set forth in this Section 5.7.  Therefore, in the event of a breach or threatened breach of this Section 5.7, the Buyer or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.7.

Section 5.8                      Post Closing Transfers.  Immediately after the Closing, the Buyer shall assume financial responsibility as of the Closing Date for all utilities, internet services, facsimile numbers, wired telephone numbers and listings, agreements, leases and any other third party services (“Third Party Services”) used in the Business.  Should financial responsibility for Third Party Services be in the name of the Seller and such services fail to be transferred within thirty (30) days after the Closing Date, the Seller may terminate those Third Party Services without liability of any kind to the Buyer.

Section 5.9                      Public Announcements.  The Buyer and the Seller will consult and agree in writing, such agreement not to be unreasonably withheld or delayed, prior to the issuance of any press release or making of any such public statement.  Notwithstanding anything contained in this Agreement to the contrary, the contents of this Agreement are confidential and may not be disclosed by the Seller or Buyer except such disclosure as required under applicable securities laws and to the attorneys and representatives of the respective parties working on the transaction, any regulatory body with jurisdiction thereon and, in the case of the Buyer, the financial institutions financing the transaction.

Section 5.10                      No Negotiation. Until such a time as this Agreement shall be terminated, Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination, or transaction involving the Business, or the sale of the Business or any of the Acquired Assets. The Seller shall notify Buyer of any such inquiry or proposal within twenty four (24) hours of receipt or awareness of the same by Seller.  Such notice shall specify the name and address of the person who sent the inquiry and date of the inquiry.

Section 5.11                      Benefit Plans.  Buyer shall not assume pursuant to this Agreement or otherwise any Benefit Plans.  All other Benefit Plans shall be terminated or frozen on the day prior to the Closing Date.

Section 5.12                      Satisfaction of Retained Liabilities.  Seller shall assume or satisfy in full all of the Retained Liabilities.

Section 5.13                      Confidentiality.  At all times from and after the Closing Date, each Party shall keep secret and maintain in confidence, and shall not use for its benefit or for the benefit of others, any Confidential Information (and any information that would be deemed Confidential Information except that such information is in the public domain in whole or in part due to action of any Seller following the Closing).  The foregoing shall not prohibit disclosure of such information (i) as is required by Law, provided that (A) such Party informs the other Party in writing of such requirement or obligation prior to its disclosure so that a protective order or other appropriate remedy may be obtained by the non disclosing Party, and (B) disclosure is thereafter made only to the extent to which the disclosing Party is obligated, but not further or otherwise, (ii) as is necessary to prepare Tax Returns (including Tax Returns of the Seller or of any of its Affiliates) or other filings with Governmental Entities or to defend or object to any reassessment of Taxes, (iii) as is necessary for the Parties (or its representatives) to prepare and disclose, as may be required, accounting statements or (iv) to assert or protect any rights of a Party hereunder or under any applicable Law.  For purposes hereof, “Confidential Information” means any information concerning the business and affairs of the Business that is known to such Party, prior to the Closing or becomes known to a Party following the Closing in connection with this Agreement except for any such information (i) that is already available to the public or (ii) becomes available to the public not in violation of this Section 5.13 of this Agreement.

Section 5.14                      Further Assurances.  After the Closing Date, each Party will, at its expense, execute and do all such further deeds, acts, things, and assurances that may be requisite in the opinion of counsel for the other Party for carrying out the intention of, or facilitating the performance of, the terms of this Agreement.

ARTICLE VI

Policy of Title Insurance.

At the Close of Escrow, the Title Company shall issue to Buyer its standard CLTA Owners Policy of Title Insurance (the "Title Policy") for the Real Property in the amount of the Purchase Price, showing title to the Real Property vested in Buyer (or Assignee) and subject only to the exceptions listed in Section 7.2(g) below.  Buyer shall have the right, conditioned upon its payment of all premiums and other costs incurred beyond a standard CLTA policy of title insurance, to request and obtain an ALTA extended coverage policy of title insurance, along with such endorsements and/or additional coverage as Buyer may desire.  Buyer shall have the sole responsibility for obtaining, and bearing the cost of, any survey(s) required by the Title Company.

ARTICLE VII

Conditions to Closing

Section 7.1                      Conditions to Each Party’s Obligation.  The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect.

(b)           No Litigation.  There shall not be pending any suit action or proceeding by or before the Closing Date by or before any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

Section 7.2                      Conditions to Obligations of the Buyer.

(a)           Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

(b)           Performance of Obligations of Seller.  Seller shall have complied in all material respects with the covenants and agreements to be performed by or complied with under this Agreement at or prior to the Closing Date.

(c)           No Material Adverse Effect.  There shall not have been any event or condition since the date of this Agreement which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(d)           Consents.  The consents set forth on Schedule 5.5(b) shall have been obtained and the required notices and filings set forth on Schedule 5.5(b) shall have been made.

(e)           Governmental Filings and Permits.  All filings or registrations with any Governmental Entity which are required for or in connection with the ownership of the Acquired Assets by the Buyer and the consummation of the transactions contemplated hereby shall have been obtained or made.

(f)           Due Diligence.  The Buyer shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of the Business, the Acquired Assets, the Assumed Liabilities and the Business.  Such due diligence investigation shall include, among other things, a Phase I environmental audit of the Real Property, an ALTA survey of the Real Property and a title commitment on the Real Property.

(g)           Title Reports.  Within five (5) days following execution of this Agreement, the Seller, at its sole cost and expense, shall cause to be delivered to Buyer (a) a standard preliminary title report ("Report") issued by First American Title Company (hereafter, the "Title Company"); and (b) copies of all exception items referred to in the Report. The date that the Report (together with copies of all exception matters) has been delivered to Buyer shall constitute, and be referred to in this Agreement as the “Title Matters Delivery Date”. Within ten (10) days after the Title Matters Delivery Date, Buyer shall advise Seller in writing (the “Buyer’s Notice”) of any exceptions to title disclosed in the Report which are not acceptable to Buyer (collectively, the “Unpermitted Exceptions”).  Seller shall have a period not to exceed five (5) days after delivery of Buyer’s Notice (“Seller’s Cure Period”) to cause the Unpermitted Exceptions to be removed from the Report, or (ii) cause the Title Company to issue an endorsement (on a form customarily used by the Title Company) insuring Buyer against loss or damage to Buyer that may be caused by such Unpermitted Exceptions, on terms acceptable to Buyer.  In the event Seller does not cause the Unpermitted Exceptions to be removed from the Report or to be endorsed over within Seller’s Cure Period, then a condition to the performance by Buyer of its obligations hereunder with respect to the Real Property shall be deemed not to have been fulfilled and Buyer, in Buyer’s sole discretion, to be exercised not later than the last day of the Feasibility Period, may either (i) waive its objection to such matters and accept the conveyance of the Real Property subject to such Unpermitted Exceptions, in which case this Agreement shall remain in effect or (ii) cancel and terminate this Agreement. All exceptions disclosed in the Report that are not objected to or waived by Buyer as provided herein shall be deemed acceptable to Buyer, and are herein called the “Permitted Exceptions.”  If, after the time for giving Buyer’s Notice has passed, the Report is modified to show any new matter affecting the Real Property not shown on the prior version of the Report (an “Additional Matter”), within five (5) days after Buyer is notified, in writing, of the Additional Matter, Buyer may give written notice thereof to Seller (“Additional Buyer’s Notice”) and the procedure set forth above with respect to the original Buyer’s Notice shall apply; provided however that Buyer shall have five (5) days after the end of Seller’s Cure Period (whether or not such five (5) day period expires after the last day of the Feasibility Period) applicable to the Additional Matter to decide to either (i) waive its objection to such matters and accept the conveyance of the Real Property subject to such Unpermitted Exceptions, in which case this Agreement shall remain in effect or (ii) cancel and terminate this Agreement.  Notwithstanding anything herein to the contrary, in all events Seller shall be required to cure monetary liens arising by, through or under Seller at or prior to the date of Closing in one of the following three (3) ways: (1) pay off the lien and have it extinguished; or (2) cause the Title Company to insure over the lien; or (3) such other means as is reasonably acceptable to Seller, Title Company and Buyer. Seller agrees not to further voluntarily encumber in any way Seller’s title to the Real Property, or any portion thereof, after the Effective Date without Buyer’s written consent, which consent shall not be unreasonably withheld.

(h)           Closing Deliveries.  Each of the items required to be executed and delivered to Buyer pursuant to Section 9.1 shall have been so executed and delivered or ready to be delivered.

Section 7.3                      Conditions to Obligations of the Seller.  The obligation of the Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by the Seller, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Closing Deliveries.  Each of the items required to be executed and delivered to the Seller pursuant to Section 9.2 shall have been so executed and delivered or ready to be delivered.

(d)           Purchase Price.  Buyer shall have tendered via wire transfer the Purchase Price in accordance with Section 1.2(b) hereto.

Section 7.4                      Termination.  This Agreement may be terminated as follows:

(a)           by Buyer if a material breach of any provision of this Agreement has been committed by any of the Seller and such breach has not been waived by Buyer;

(b)           by Buyer during the Feasibility Period in accordance with Section 9.4;

(c)           by the Seller if a material breach of any provisions of this Agreement has been committed by the Buyer and such breach has not been waived by the Seller;

(d)           by mutual consent of the Buyer and the Seller;

(e)           by Buyer if the Seller has not been able to satisfy the conditions of closing on or before the end of the Feasibility Period, or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement; provided, however, Buyer shall have the right by providing written notice to Seller to extend the Closing Date up to sixty (60) additional days to the Feasibility Period in order to (i) receive any federal, state or local regulatory approval for this transaction or (ii) obtain Owner’s Policies satisfactory to Buyer.

(f)           by the Seller if Buyer has not been able to satisfy its conditions to Closing on or before the Closing Date, or such later date as the Parties may agree upon, unless the Seller are in material breach of this Agreement.

ARTICLE VIII

Indemnification

Section 8.1                      Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the twelve (12) month anniversary of the Closing Date.  The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the preceding sentences, any breach of a representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.

Section 8.2                      Indemnification by Seller.  Seller shall defend, indemnify and hold harmless Buyer and its affiliates, and their respective officers, directors, employees, agents, advisors and other representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability, expense, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, due, penalty, fine, cost, amount paid in settlement, obligation, Tax, lien, expense and fee, including court costs (including reasonable expenses of investigation, enforcement and collection, reasonable attorneys’ accountants’ and other professional fees and expenses incurred in connection with any litigation) whether or not involving a Third Party Claim (collectively, “Losses”), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Seller in this Agreement or any certificate delivered by Seller in connection hereto, (b) any failure of any Seller or any affiliate to perform any covenant or agreement under this Agreement, (c) any Retained Liability, (d) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Business that arose from any matter or state of facts existing prior to the Closing, regardless of whether it is disclosed on the schedules, or (e) any claim, demand, action, proceeding or lawsuit made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of any Seller, whether made or filed as part of formal bankruptcy or reorganization proceedings or otherwise, which claim, demand, action, proceeding or lawsuit in any way challenges, seeks to set aside or deprive Buyer of the benefits of the transaction contemplated by this Agreement.

Section 8.3                      Indemnification by Buyer.  Buyer shall defend, indemnify and hold harmless Seller and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnities for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement or any certificate delivered by Buyer in connection hereto, (b) any failure of Buyer to perform any covenant or agreement under this Agreement; (c) any Accepted Liability; (d) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Business that arose from any matter or state of facts existing after the Closing Date which did not exist prior to the Closing Date, or (e) any claim, demand, action, proceeding or lawsuit made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of Buyer whether made or filed as part of a formal bankruptcy or reorganization proceeding or otherwise, which claim, demand, action or proceeding or lawsuit in any way challenges, seeks to set aside or deprives Seller of the benefits of the transactions contemplated by this Agreement.

Section 8.4                      Certain Limitations.

(a)           Seller shall not be required to indemnify Buyer Indemnitees for Losses in excess of the Purchase Price (“CAP”), other than any Excluded Representation, Retained Liability or fraud on the part of any Seller.  Seller shall have obligation pursuant to this Article to indemnify Buyer for Losses based on their respective ownership percentages of the Company.

(b)           Buyer shall not be required to indemnify Seller Indemnitees for Losses in excess of the CAP other than with respect to any fraud on the part of Buyer.

Section 8.5                      Third Party Claim Procedures.  In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has Actual Knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify, subject to the limitations contained in Section 8.4, the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to be given notice. The notice provided to the Indemnifying Party shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that has been or may be suffered.  If the Indemnifying Party does not assume the defense of such Third Party Claim within twenty (20) days of notice thereof, the Indemnified Party shall be entitled to assume and control such defense in any manner it reasonably may deem appropriate.  In the event the Indemnifying Party has assumed the defense of such Third Party Claim within twenty (20) days of notice thereof, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability and wrongdoing with respect to such Third Party Claim.  Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

Section 8.6                      Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses that such Indemnified Party claims are subject to indemnification under the terms hereof.  Any dispute concerning such direct claims shall be resolved in accordance with the provisions of Section 10.2 hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to be given notice.

ARTICLE IX

Closing

Section 9.1                      Delivery of Closing Documents by the Seller.  On or before the Closing Date, the Seller will deliver to the Buyer or its counsel the following, in form and substance satisfactory to the Buyer and its counsel:

(a)           certificate of good standing of each of the Business;

(b)           certificates indicating the total amount of the Inventory, if any, and Receivables for the Business as of the Closing Date;

(c)           The original executed and acknowledged Grant Deed conveying the Real Property to Buyer, or its assignee;

(d)           An original executed Transferor’s Certificate of Non-Foreign Status in the form attached as Exhibit C;

(e)           An original executed Stock Certificate and Stock Power Certificate (“Stock Power”) in the form attached as Exhibit D;

(f)           Such evidence as the Title Company shall reasonably require as to the authority of the parties acting on behalf of Seller and Buyer to enter into this Agreement and to discharge the obligations of Seller and Buyer pursuant hereto;

(g)           an assignment and assumption agreement in form acceptable to the Buyer whereby the Business assigns the Retained Assets to the Seller or an affiliate of Seller.

(h)           a certificate from a trustee or secretary, as applicable, of the Seller, in standard form, certifying as to such entity’s organizational documents contemplated hereby and the incumbency of the Persons signing on behalf of the Seller;

(i)           An affidavit of title or other affidavit customarily required of sellers by the Title Company to remove the standard exceptions from an owner’s title insurance policy which are capable of being removed by such an affidavit; and

(j)           Such further instructions, documents and information, including, but not limited to a Form 1099, as Buyer, Seller or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement and carry out the intent and purposes of the parties as set forth in this Agreement and to comply with all applicable laws and regulations.

Section 9.2                      Delivery of Closing Documents by the Buyer.  On or before the Closing Date, the Buyer will deliver to the Company or its counsel the following, in form and substance satisfactory to the Seller and their counsel:

(a)           The Purchase Price less the amount of the Deposit, to be applied against the Purchase Price in accordance with the terms hereof;

(b)           An original executed Note in the amount of $2,200,000;

(c)           An original executed Deed of Trust;

(d)           Such other documents that may be necessary or appropriate to carry out the terms and intentions set forth herein.

Section 9.3                      Actions by Escrow Holder.  Upon Close of Escrow, and when Title Company is prepared to issue the title insurance policy pursuant to Article VI, the Escrow Holder shall:

(a)           Cause the Grant Deed from Seller to Buyer, or its assignee, to be recorded in the Official Records of the county in which the Real Property is located;

(b)           Cause the Deed of Trust from Buyer to Seller to be recorded in the Official Records of the county in which the Real Property is located;

(c)           Cause the Stock Certificate and Stock Power Certificate to be delivered to Buyer;

(d)           Cause a title insurance policy to be issued to Buyer, or its assignee;

(e)           Deliver the Transferor’s Certificate of Non-Foreign Status and all other Seller Closing Documents to Buyer;

(f)           Disburse the balance of the Purchase Price to Seller.

Section 9.4                      Condition of Title. Title to the Real Property shall be conveyed by Seller to Buyer, or its assignee, by Grant Deed in form attached hereto as Exhibit B, (which Grant Deed shall be duly executed and acknowledged and shall be deposited by Seller into escrow prior to the closing of the transaction contemplated in this Agreement), and title shall be subject only to the following:

(a)           A lien to secure payment of real estate taxes not yet due and payable or delinquent;

(b)           Matters affecting the condition of title suffered or created by, or with the consent of, Buyer; and

(c)           The Permitted Exceptions.

Section 9.5                      Feasibility Period; Inspection; Contingencies.

(a)           Feasibility Period.  Buyer shall have through 5:00 p.m. PST on the seventy-fifth (75th) day after the Effective Date (the “Feasibility Period”), to examine and investigate all aspects of the Acquired Assets, including without limitation, building, structural and engineering analysis, soil composition, leases, subleases, contracts, easements, rights of way, building and other restrictions, governmental conditions and title matters relating to the Real Property.  Buyer, its authorized agents, employees and independent contractors will have the right to enter the Business or upon the Real Property for the purpose of conducting any investigations and tests as it deems advisable, including but not limited to financial reviews, engineering and environmental assessments, soils tests, structural inspections and the like. However, Buyer will not engage in any physically invasive testing or inspections, other than a Phase I environmental audit and geotechnical soils borings, without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Any entry by or on behalf of Buyer will be subject to such reasonable rules, regulations, standards and conditions as Seller may impose.  All such investigations and tests will be at the sole cost and expense of Buyer, and will not damage, destroy or harm the Real Property or any improvements thereon.  Buyer will, in any event, promptly repair and restore the Real Property to its original condition subject to the provision in the next succeeding sentence.  Buyer will indemnify, defend and hold harmless Seller from any and all liabilities arising out of Buyer’s exercise of its rights under this Section 9.4(a); provided however, that Buyer shall not be responsible to indemnify, defend and hold Seller harmless from the existence of any condition on the Real Property at the commencement of the Feasibility Period, rather Buyer shall only be obligated to indemnify, defend and hold harmless Seller from and against the exacerbation of any existing condition caused by Buyer or its agents or contractors.

(b)           Termination by Buyer Prior to Expiration of the Feasibility Period.  If, prior to the expiration of the Feasibility Period, Buyer gives Seller written notice of termination of this Agreement for any reason whatsoever (as determined in Buyer’s sole and absolute discretion), then (i) this Agreement shall terminate, (ii) all documents that have been submitted to the Escrow Holder shall be returned to the party who submitted them, and (iii) both parties shall be relieved from any further obligations hereunder except those that, by the express terms of this Agreement, survive termination.  If Buyer fails to timely give such written notice to Seller, it shall have no further rights to terminate this Agreement pursuant to this Section 9.4(b), but shall continue to have the right to terminate this otherwise set forth in this Agreement, or by reason of any breach by Seller of the terms of this Agreement.

Section 9.6                      Brokers.  The Parties represent and warrant to the other that the following brokerage relationships exist in this transaction and are consented to by the Parties:

(a)           Representing the Seller, NAI Capital, Inc., - Liz Roubidoux

(b)           Representing the Buyer, Collier’s International Investment Services – Gabe Telles, Chris LoBello, Mike Mixer

ARTICLE X

Miscellaneous

Section 10.1                      Notices.  All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a)           When delivered to the individual, or to an officer of the company, to which the notice is directed;

(b)           Three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c)           When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section.  Notices shall be directed as follows:

(1)           if to Seller to:

1236 E. Airport Drive
Ontario, California 91761
Telephone: (909) 391-3733
Email: prestonpatsy@yahoo.com
    and genetgomez@gmail.com
Attn: Genet Chavez-Gomz
  and Patsy Chavez-Preston

with a copy to:

(2)           if to the Buyer, to:

MVP REIT, INC.
12730 High Bluff Drive, Suite 110
San Diego, California 92130
Attn: Daniel Stubbs
dstubbs@mvpmortgage.com

with a copy to:

Ira S. Levine, Esq.
Levine Garfinkel & Eckersley
8880 W. Sunset Road, Suite 290
Las Vegas, Nevada 89148

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

Section 10.2                      Expenses.  Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the preparation and carrying out of this Agreement.

Section 10.3                      Knowledge.  When any representation or warranty is qualified by “to the Actual Knowledge of the Seller” or “Seller Actual Knowledge” or any other similar phase, it shall mean (a) the actual knowledge or awareness of the GENET CHAVEZ GOMEZ EP PROP TRUST (06/16/06), GENET CHAVEZ GOMEZ, PAT CHAVEZ-PRESTON, and SUNRISE AIRPORT PARKING, INC., d/b/a Sunrise Airport Parking, and shall include the actual knowledge and awareness of their respective officers, directors, employees and trustees, and (b) the knowledge or awareness which a prudent business person would have obtained in the conduct of his or her business after making a reasonably diligent inquiry with respect to the particular matter in question.

Section 10.4                      Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 10.5                      Legal Fees and Costs.  In the event of any disputes or controversies arising from the Agreement or its interpretation, the party or parties prevailing in a court of competent jurisdiction or receiving a settlement payment will be entitled to receive reasonable legal fees and costs incurred in connection with same.  Each party will have the right to choose its own counsel in connection with any such matter, with all reasonable legal fees and related costs to be reimbursed by the party that does not prevail in the dispute or controversy.

Section 10.6                      Entire Agreement; Amendment.

(a)           This Agreement together with the other agreements provided for herein embody the whole agreement of the parties.  There are no promises, terms, conditions, or obligations other than those contained herein.  All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled.  This Agreement shall supersede all previous communications, representations, or agreements, either verbal or written, between the parties hereto.

(b)           This Agreement may not be amended except by an instrument in writing signed on behalf of the Seller and the Buyer.

Section 10.7                      Captions; Counterparts.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.8                      Governing Law.  This Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of California, without regard to its principles of conflict of laws.

Section 10.9                      Severability.  If a court of competent jurisdiction or an arbitrator should find any term or provision of this Agreement to be unenforceable and invalid by reason of being overly broad, the parties agree that the court shall limit the scope or duration of such provision to the maximum enforceable scope or duration allowed by law.  Any term or provision deemed by a court of competent jurisdiction to be unenforceable and invalid for any other reason shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

BUYER:

MVP REIT, INC.,

a Maryland corporation

By:

      Michael V. Shustek, President

SELLER:

GENET CHAVEZ GOMEZ

EP PROP TRUST (06/16/06)

By:

      Name:

      Title:

GENET CHAVEZ GOMEZ, an individual,

By:

      Name:

      Title:

PAT CHAVEZ-PRESTON, an individual,

By:

      Name:

      Title:

SUNRISE AIRPORT PARKING, INC., d/b/a

Sunrise Airport Parking, a California corporation

By:

      Name:

      Title:

By:

      Name:

      Title:

Schedule of Exhibits:
Exhibit A - Legal Description
Exhibit B - Grant Deed
Exhibit C - Transferor’s Certificate
Exhibit D – Stock Power

Exhibit “A”

Legal Description

Exhibit “B”

Grant Deed

Exhibit “C”

Transferor’s Certificate of Non-Foreign Status

A.           Certification of Non-Foreign Status.  Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax the transferor is a foreign person.

B.           _________________ (“Transferor”), hereby certifies to ______________ (“Transferee”), that withholding of tax is not required upon the transfer of a U.S. real property interest by Transferor to Transferee.

1.           Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations);

2.           Transferor’s U.S. tax identification number is ________________; and

3.           Transferor’s address is:  __________________________.

B.           General Provisions.  Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalty of perjury, we declare that we have examined this Certification and, to the best of our knowledge and belief, it is true, correct and complete, and we further declare that we have authority to sign this document on behalf of Transferor.

Date:  ____________, 2013.

SUNRISE AIRPORT PARKING, INC., d/b/a Sunrise Airport Parking, a California corporation

By:

STOCK POWER

______________________ (the “Seller”), hereby transfers to MVP REIT, INC., a Maryland corporation, ______________________ (_____) shares of the common stock of the SUNRISE AIRPORT PARKING, INC., a California corporation (the “Corporation”, no par value, which stock is represented by Certificate No. __ (the “Stock”), which constitutes one hundred percent (100%) of the issued and outstanding shares of the Corporation, and hereby irrevocably constitutes and appoints _________________ as its true and lawful attorney-in-fact, with full power of substitution, to transfer the Stock on the books of the Corporation.

DATED THIS _____ day of_____________________, 2013.

SELLER:

By:_______________________________

Name: ____________________________

COUNTY OF ___________ STATE OF CALIFORNIA	}ss.

This instrument was acknowledged before me on  this ___ day of __________________, 2013 by _________________________.

Notary Public